Exhibit 3.1

ROSS MILLER
 Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website:  secretaryofstate.biz
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Neveda	Document Number 20100849260-52
Filing Date and Time 11/10/2010 1:-3 PM
Entity Number C5576-1977E0521652007-8
ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Apolo Gold & Energy Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The articles of incorporation of the corporation are hereby amended by striking out Article I thereof and by substituting in lieu of said Article the following new Article:

     SIX: The corporation is authorized to issue two (2) classes of shares, to be designated respectively as "Common Shares" and "Preferred Shares". The total number of Common Shares the corporation is authorized to issue is Three Hundred Million (300,000,000) $0,001 par value. The total number of Preferred Shares the corporation is authorized to issue is Twenty Five Million (25,000,000) $0.001 par value. Said Preferred Shares may subsequently receive such designation as may be deemed appropriate by the Board of Directors of the corporation, and the Board of Directors shall have the right to determine or alter the rights, preferences, privileges, and restrictions granted to, or imposed upon said Preferred Shares.  Additionally, the Board of Directors shall be empowered to increase or decrease (but not below the number of shares of Common or Preferred Shares then outstanding) the number of shares of any class of shares subsequent to the issue of shares of that class.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation1 have voted in favor of the amendment is:        31,123,166

4. Effective date of filing:  (optional )

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Dennis Brovarone
Signature of Officer

*lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
This form mus be accompanied by appropriate fees.
Nevada Secretary of State Amend Profit-After
Revised 3-6-09